Exhibit 3.16
CERTIFICATE OF FORMATION OF LGI CROWLEY LAND PARTNERS, LLC

The undersigned, a natural person of the age of eighteen years or more, acting as the sole organizer of a limited liability company under Chapter 101 of the Texas Business Organizations Code (the “Texas Limited Liability Company Act”) does hereby adopt the following Certificate of Formation for such limited liability company:

I

NAME

The naine of the limited liability company is LGI CROWLEY LAND PARTNERS, LLC (the “Company”).

II

PURPOSE

The Company is organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the Texas Limited Liability Company Act.

III

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Company shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380 and the name of its initial registered agent at such address is Eric T. Lipar.

IV

MANAGERS

The Company is to be managed under the direction of a Board of Managers which shall initially be composed of one manager. The name and address of the party initially serving as manager is as follows:

Name	Address

LGI Fund III Holdings, LLC	1450 Lake Robbins Drive, Suite 430
The Woodlands, Texas 77380

V

COMPANY AGREEMENT

The initial members of the Company shall adopt a Company Agreement which shall set forth all of the provisions for the regulation and management of the affairs of the Company. Any person or entity that acquires a membership interest in the Company shall be bound by the provisions of the Company Agreement, notwithstanding the fact that such person has not executed such Company Agreement or a separate written instrument pursuant to which it agrees to be bound by the provisions thereof.

VI

ORGANIZER

The name and address of the organizer of the Company is:

Name	Address

Ryan J. Valenza	Winstead PC
401 Congress Avenue
Suite 2100
Austin, Texas 78701

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation in his capacity as sole organizer of the Company as of July 2, 2013.

/s/ Ryan J. Valenza
Ryan J. Valenza